Exhibit 10.6

Execution Version

INCOME TAX RECEIVABLE AGREEMENT

By and among THE SIMPLY GOOD FOODS COMPANY, ATKINS HOLDINGS, LLC and

ROARK CAPITAL ACQUISITION, LLC

(solely in its capacity as the Stockholders’ Representative).

dated as of

July 7, 2017

This INCOME TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of July 7, 2017, is hereby entered into by and among THE SIMPLY GOOD FOODS COMPANY, a Delaware corporation and wholly-owned Subsidiary of Parent (as defined below) (“PubCo”), ATKINS HOLDINGS, LLC and, solely in its capacity as the Stockholders’ Representative pursuant to the Merger Agreement, ROARK CAPITAL ACQUISITION, LLC, a Georgia limited liability company (the “Stockholders’ Representative”).

RECITALS

WHEREAS, the Company Stockholders (as defined in the Merger Agreement) and the Exercising Option Holders (as defined in the Merger Agreement) (collectively, the “Sellers”) hold all of the equity interests in NCP-ATK HOLDINGS, INC. (the “Company”) as of immediately prior to the Company Merger (as defined below);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of April 10, 2017 (the “Merger Agreement”), by and among CONYERS PARK ACQUISITION CORP., a Delaware corporation, (“Parent”), PubCo, ATKINS INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of PubCo (“IntermediateLLC”), CONYERS PARK PARENT MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of IntermediateLLC (“Parent Merger Sub”), CONYERS PARK MERGER SUB 1, INC., a Delaware corporation and a wholly-owned Subsidiary of IntermediateLLC (“Company Merger Sub 1”), CONYERS PARK MERGER SUB 2, INC., a Delaware corporation and a wholly-owned Subsidiary of Company Merger Sub 1 (“Company Merger Sub 2”), CONYERS PARK MERGER SUB 3, INC., a Delaware corporation and a wholly-owned Subsidiary of Company Merger Sub 2 (“Company Merger Sub 3”), CONYERS PARK MERGER SUB 4, INC., a Delaware corporation and a wholly-owned Subsidiary of Company Merger Sub 3 (“Company Merger Sub 4”), the Company, solely in its capacity as the Majority Stockholder (as defined in the Merger Agreement), ATKINS HOLDINGS LLC, a Georgia limited liability company and, solely in its capacity as the Stockholders’ Representative (as defined in the Merger Agreement), the Stockholders’ Representative, (a) Parent Merger Sub shall merge with and into Parent and the separate corporate existence of Parent Merger Sub will cease and Parent will continue as the surviving corporation in the merger (the “Parent Merger”) and (b) immediately after the Parent Merger, simultaneously Company Merger Sub 1 shall merge with and into the Company, with the Company surviving such merger, Company Merger Sub 2 shall merge with and into Atkins Nutritionals Holdings, Inc., with Atkins Nutritionals Holdings, Inc. surviving such merger, Company Merger Sub 3 shall merge with and into Atkins Nutritionals Holdings II, Inc., with Atkins Nutritionals Holdings II, Inc. surviving such merger, and Company Merger Sub 4 shall merge with and into Atkins Nutritionals, Inc., with Atkins Nutritionals, Inc. surviving such merger (collectively, the “Company Merger”, and together with the Parent Merger, the “Mergers”), as a result of which Parent and the Company will become wholly-owned Subsidiaries of IntermediateLLC;

WHEREAS, upon completion of the Mergers, PubCo, Parent, the Company and the Company’s eligible Subsidiaries will make an election to file a consolidated return for U.S. federal income tax purposes, and may make similar elections under applicable state and local law (any such consolidated group of which PubCo is the parent or of which a direct or indirect parent of PubCo is the parent, a “Tax Group”);

WHEREAS, the income, gain, loss, expense, depreciation, amortization and other tax items of the Tax Group may be affected by the Company Pre-Closing Tax Attributes and Excess AMT Credits (as defined below), and the parties to this Agreement desire to make certain arrangements with respect to the beneficial effect, if any, of such Company Pre-Closing Tax Attributes and Excess AMT Credits on the liability for Taxes of the Tax Group;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01        Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acceptance Notice” is defined in Section 2.03(a) of this Agreement.

“Additional Payment” is defined in Section 3.04 of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.03(c) of this Agreement.

“Board” means the board of directors of PubCo.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the recitals of this Agreement.

“Company Merger” is defined in the recitals of this Agreement.

“Company Merger Sub 1” is defined in the recitals of this Agreement.

“Company Merger Sub 2” is defined in the recitals of this Agreement.

“Company Merger Sub 3” is defined in the recitals of this Agreement.

“Company Merger Sub 4” is defined in the recitals of this Agreement.

“Company Pre-Closing Tax Attributes” means, in each case for applicable Tax purposes, (i) the remaining amortizable intangible adjusted asset tax basis created by the acquisition of Atkins Nutritionals, Inc. by Atkins Nutritionals Holdings II, Inc. (f/k/a Lean Holdings II, Inc.) on October 29, 2003, (ii) the net operating losses of the Company available to be carried forward as of the Merger Closing Date, and (iii) without duplication, the Transaction Tax Deductions, provided, that the aggregate amounts of the items described in clauses (i)-(iii) of this definition, plus any items treated as Company Pre-Closing Tax Attributes pursuant to Section 3.03 shall not exceed $100 million, and provided, further, that Company Pre-Closing Tax Attributes shall not include any Excess AMT Credits. For the avoidance of doubt, each of the amounts described in clauses (i)-(iii) of this definition shall be determined based on a deemed closing of the books at the end of the Merger Closing Date and any dispute with respect to the determination of the amount of such Company Pre-Closing Tax Attributes shall be resolved by the Expert pursuant to the Reconciliation Procedures.

“Company Transaction Expenses” shall have the meaning given to such term in the Merger Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Excess AMT Credits” means the U.S. federal income alternative minimum tax credit carryforwards under Section 53 of the Code, not to exceed $7.6M, that are available to the Tax Group in respect of the Company’s payment, prior to the Merger Closing Date, of the Company’s Tax liability imposed under Section 55(a) of the Code for the Company’s taxable years ending on or prior to the Merger Closing Date.

“Expert” is defined in Section 5.02 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Post-Closing Taxable Year, what the actual aggregate liability for Income Taxes of the Tax Group for such Post-Closing Taxable Year would be using the same methods, elections, conventions and similar practices actually used on the relevant Tax Group Tax Returns for such Post-Closing Taxable Year, but determined without taking into account the Company Pre-Closing Tax Attributes or the Excess AMT Credits (as determined in the Board’s reasonable discretion, with any dispute over the Board’s determination to be resolved by the Expert pursuant to the Reconciliation Procedures).

“Income Taxes” means income, franchise or similar Taxes.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“Mergers” is defined in the recitals of this Agreement.

“Merger Agreement” is defined in the recitals to this Agreement.

“Merger Closing Date” means the closing date of the Company Merger.

“Objection Notice” has the meaning set forth in Section 2.03(a) of this Agreement.

“Parent” is defined in the recitals of this Agreement.

“Parent Merger” is defined in the recitals of this Agreement.

“Parent Merger Sub” is defined in the recitals of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-Closing Taxable Year” means any Taxable Year or portion thereof beginning after the Merger Closing Date.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Merger Closing Date.

“Pre-Closing Taxes” means (i) all Income Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, (ii) all Income Taxes of any member of an affiliated, combined, consolidated, unitary or other group for Tax purposes of which the Company or any of its Subsidiaries is or was a member on or prior to the Merger Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) all Income Taxes of any other Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the closing of the Company Merger; provided, that Pre-Closing Taxes shall not include any Taxes (x) included in the calculation of the Final Closing Net Working Capital (as defined in the Merger Agreement), or (y) resulting from transactions by the Company or any of its Subsidiaries occurring during the portion of the Merger Closing Date after the time of Closing (as defined in the Merger Agreement), other than transactions expressly contemplated by the Merger Agreement.

“PubCo” is defined in the preamble to this Agreement.

“Realized Tax Benefit” means, for a Post-Closing Taxable Year, the excess, if any, of (a) the Hypothetical Tax Liability over (b) the actual liability for Income Taxes of the Tax Group for such Post-Closing Taxable Year, in each case, as modified by (i) assuming any applicable AMT credit carryforwards are used by the Tax Group as soon as permitted, unless the Board reasonably determines that any such utilization would have an adverse effect on PubCo or any of its Subsidiaries, (ii) applying the actual tax rates applicable to the Post-Closing Taxable Year, and (iii) disregarding any Excess AMT Credits, provided, that if the applicable tax rate is lower than it would have been due to a change of the taxable year of PubCo or the Company by the Tax Group after the Merger Closing Date and such rate reduction results in a lower Realized Tax Benefit attributable to U.S. federal income taxes, then the Realized Tax Benefit shall instead be calculated, solely in respect of U.S. federal income Taxes for the twelve-month period beginning with the date of such change of taxable year, based on what the applicable rate would have been in the absence of such change of taxable year (as determined in the Board’s reasonable discretion, with any dispute over the Board’s determination to be resolved by the Expert pursuant to the Reconciliation Procedures).

“Reconciliation Dispute” has the meaning set forth in Section 5.02 of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 5.02 of this Agreement.

“Reimbursed Transaction Expenses” shall have the meaning given to such term in the Merger Agreement.

“Schedule” means any Tax Benefit Schedule, including any Amended Schedule delivered pursuant to Section 2.03(c) and the Tax Attributes Schedule.

“Sellers” is defined in the recitals of this Agreement.

“Stockholders’ Representative” is defined in the preamble to this Agreement.

“Subsequent Acquisition” means the acquisition of the equity interests or assets of one or more business entities (each, a “Subsequent Acquisition Target”), and that give rise to tax benefits reflected on a Tax Group Tax Return; provided, that no acquisition shall constitute a “Subsequent Acquisition” until the aggregate consideration with respect to all such acquisitions exceeds $20 million, after which all such acquisitions shall be considered “Subsequent Acquisitions” hereunder.

“Subsequent Acquisition Tax Benefits” means any and all tax benefits realized by PubCo as a result of all Subsequent Acquisitions, which shall include: (i) any deduction attributable to the carryforward of a net operating loss or any credits of a Subsequent Acquisition Target generated in a Taxable Year that ends prior to, or on the date of, the closing of a Subsequent Acquisition, (ii) any deductions attributable to transaction expenses (including transaction-related compensation) of a Subsequent Acquisition Target, (iii) any deductions or offsets to income attributable to a step-up in tax basis resulting from a Subsequent Acquisition, (iv) any deduction for interest on liabilities incurred or carried to effect a Subsequent Acquisition, and (v) any net operating losses or net capital losses arising from the business of a Subsequent Acquisition Target that are reflected on a Tax Group Return, whether generated before or after a Subsequent Acquisition.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Taxes” shall have the meaning given to such term in the Merger Agreement.

“Tax Attributes Schedule” is defined in Section 2.01 of this Agreement.

“Tax Benefit Payment” is defined in Section 3.01 of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Claim” is defined in Section 4.02 of this Agreement.

“Tax Group Tax Return” means a U.S. federal, state, local or non-U.S. Tax Return, as applicable, of the Tax Group.

“Tax Group” is defined in the recitals of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Transaction Tax Deductions” means any Tax deduction attributable to, without duplication, (i) the payment of Company Transaction Expenses (other than the Reimbursed Transaction Expenses), (ii) any payment related to the exercise of Options (as defined in the Merger Agreement) in connection with the transactions contemplated by the Merger Agreement or (iii) the repayment of funded indebtedness in connection with the closing of the Company Merger (including for unamortized financing costs of the Company or any of its Subsidiaries and payments of premium deductions arising from the repayment of indebtedness); provided, that the Parties shall make any available elections under Revenue Procedure 2011-29, 2011-18 IRB to treat seventy percent (70%) of any success-based fees within the scope of such Revenue Procedure as an amount that did not facilitate the Company Merger.

The “TRA Limitation Carryforward” for any Post-Closing Taxable Year shall be the excess, if any, of the amount in clause (x) of Section 3.04 over the Additional Payment for such Post-Closing Taxable Year. For the avoidance of doubt, the TRA Limitation Carryforward as of any Post-Closing Taxable Year shall not be subject to adjustment due to any rate changes in subsequent years.

Article II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01        The Company Merger; Company Pre-Closing Tax Attributes; Excess AMT Credits. PubCo, on the one hand, and the Stockholders’ Representative (on behalf of the Sellers), on the other hand, acknowledge that, as a result of the Company Merger, the Tax Group may realize certain tax benefits from the use of the Company Pre-Closing Tax Attributes and Excess AMT Credits. Within ninety (90) days after the filing of the U.S. federal income tax return of the Tax Group for the first Post-Closing Taxable Year, PubCo shall provide to the Stockholders’ Representative a schedule showing, in reasonable detail, its calculation of the Company Pre-Closing Tax Attributes and Excess AMT Credits (the “Tax Attributes Schedule”). The Tax Attributes Schedule will become final as provided in Section 2.03.

Section 2.02        Tax Benefit Schedule. Within ninety (90) days after the filing of the U.S. federal income tax return of the Tax Group for any Post-Closing Taxable Year until the Company Pre-Closing Tax Attributes and Excess AMT Credits have been fully utilized or expired, PubCo shall provide to the Stockholders’ Representative a schedule showing, in reasonable detail as set forth below, (i) the calculation of any Realized Tax Benefit for such Post-Closing Taxable Year (or, if there is no Realized Tax Benefit for such Post-Closing Taxable Year, the calculation showing details as to why there was no Realized Tax Benefit), (ii) the calculation of any Additional Payment for such Post-Closing Taxable Year, (iii) the calculation of any AMT Credit Payment for such Post-Closing Taxable Year, and (iv) the calculation of any payment to be made to the Stockholders’ Representative pursuant to Article III with respect to such Post-Closing Taxable Year, including the calculation of any offset for Pre-Closing Taxes borne directly or indirectly by PubCo pursuant to Section 3.03 (collectively a “Tax Benefit Schedule”). Any such Schedule will become final as provided in Section 2.03 and may be amended as provided in Section 2.03(c) (subject to the procedures set forth in Section 2.03).

Section 2.03        Procedures, Amendments.

(a)         Procedure. In support of the delivery by PubCo to the Stockholders’ Representative of a Schedule, PubCo shall also deliver to the Stockholders’ Representative reasonable supporting detail backing up PubCo’s calculations, explanations and assumptions utilized in preparing such Schedule, including schedules, valuation reports, if any, and work papers providing reasonable detail regarding the preparation of such Schedule. The applicable Schedule shall become final and binding on the parties thirty (30) days after the date on which the Stockholders’ Representative receives any such Schedule unless the Stockholders’ Representative, within such thirty (30) day period, (i) provides PubCo with notice of an objection to such Schedule (an “Objection Notice”) made in good faith, in which case such Schedule shall be finalized pursuant to Section 2.03(b), or (ii) provides PubCo with notice that it accepts such Schedule (an “Acceptance Notice”), in which case such Schedule shall be final and binding on all parties upon delivery of such Acceptance Notice.

(b)         Objection Notice Procedures. If an Objection Notice is delivered by the Stockholders’ Representative, then the applicable Schedule shall become final and binding on the parties on the earlier of the date (i) on which the Stockholders’ Representative and PubCo resolve in writing any differences they have with respect to the matters specified in such Objection Notice, and (ii) all matters in dispute are finally resolved in writing by the Expert in accordance with the Reconciliation Procedures. During the thirty (30) days following PubCo’s receipt of an Objection Notice, PubCo and the Stockholders’ Representative shall seek in good faith to resolve in writing any differences they have with respect to the matters specified in such Objection Notice, and upon such resolution, the applicable Schedule shall be revised in accordance with the agreement of PubCo and the Stockholders’ Representative and shall become final and binding on the parties. To the extent necessary to reflect the agreement of the PubCo and the Stockholders’ Representative, PubCo shall amend any previously filed Tax Return. If PubCo and the Stockholders’ Representative are unable to resolve the disputed items set forth in an Objection Notice within thirty (30) days following PubCo’s receipt of such Objection Notice (or such longer period as PubCo and the Stockholders’ Representative may mutually agree in writing), PubCo and the Stockholders’ Representative shall submit such dispute to the Expert in accordance with the Reconciliation Procedures.

(c)         Amended Schedule. The Tax Benefit Schedule for any Post-Closing Taxable Year shall be amended from time to time by PubCo as reasonably necessary (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Post-Closing Taxable Year after the date the Schedule was provided to the Stockholders’ Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, or (iv) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for such Post-Closing Taxable Year attributable to a carryback of a loss or other tax item to such Post-Closing Taxable Year or attributable to an amended Tax Return filed for such Post-Closing Taxable Year (such Schedule, an “Amended Schedule”); provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change. PubCo shall provide any Amended Schedule to the Stockholders’ Representative within thirty (30) days of the occurrence of an event referred to in clauses (i) through (iv) of the preceding sentence, and any such Amended Schedule shall be subject to approval procedures similar to those described in Section 2.03(a).

Article III

TAX BENEFIT PAYMENTS

Section 3.01        Payments.

(a)          Timing of Payments. Within five (5) Business Days of a Tax Benefit Schedule or Amended Schedule delivered to the Stockholders’ Representative becoming final in accordance with Section 2.03(a) or Section 2.03(c) (as applicable), PubCo shall pay to the Stockholders’ Representative for such Post-Closing Taxable Year an aggregate amount (a “Tax Benefit Payment”) equal to the sum of: (i) the Net Tax Benefit, if any, for such Post-Closing Taxable Year, (ii) any Additional Payment for such Post-Closing Taxable Year, pursuant to Section 3.04, and (iii) any AMT Credit Payment for such Post-Closing Taxable Year, pursuant to Section 3.07, subject in each case to reduction pursuant to Section 3.03. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the Stockholders’ Representative previously designated by the Stockholders’ Representative to PubCo or as otherwise agreed by PubCo and the Stockholders’ Representative. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments.

(b)          The “Net Tax Benefit” for a Post-Closing Taxable Year shall be an amount, not less than zero, equal to: (i) the Realized Tax Benefit, if any, for a Post-Closing Taxable Year plus (ii) the amount of the excess, if any, of the Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Post-Closing Taxable Year over the Realized Tax Benefit reflected on the Tax Benefit Schedule for such previous Post-Closing Taxable Year, minus (iii) the excess, if any, of the Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Post-Closing Taxable Year over the Realized Tax Benefit reflected on the Amended Tax Benefit Schedule for such previous Post-Closing Taxable Year; provided, however, that to the extent the amounts described in 3.01(b)(ii) and (iii) were taken into account in determining any Tax Benefit Payment in a preceding Post-Closing Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Post-Closing Taxable Year.

Section 3.02        Interpretation; Construction. It is intended by the parties that the aggregate payments in respect of attributes under this Agreement, by and through the end of the Agreement’s operative term, shall not exceed the aggregate net value deemed to be realized in respect of such attributes by the terms of this Agreement (reduced by any Pre-Closing Taxes as contemplated by Section 3.03, and taking into account only 75% of the value realized with respect to Excess AMT Credits as contemplated by Section 3.07). The provisions of this Agreement shall be construed in the appropriate manner so that such intentions are realized.

Section 3.03        Reduction in Tax Benefit Payments. PubCo shall comply with the provisions set forth in Section 5.9 of the Merger Agreement with respect to Tax Returns relating to any Pre-Closing Tax Period. Tax Benefit Payments otherwise due under this Agreement shall be reduced (but not below zero) by the aggregate amount of any Pre-Closing Taxes borne directly or indirectly by PubCo. If any Tax Benefit Payments are so reduced by Pre-Closing Taxes, then PubCo shall provide the amount and description of such Pre-Closing Taxes and detail with respect to the calculation thereof in accordance with Section 2.02. Any dispute over the amount of any Pre-Closing Taxes borne directly or indirectly by PubCo shall be resolved in accordance with Section 2.03. If the amount of any Tax Benefit Payments is reduced on account of any Pre-Closing Taxes borne directly or indirectly by PubCo, any deductions or credits available to the Tax Group attributable to such Pre-Closing Taxes shall be treated as Company Pre-Closing Tax Attributes (subject to the limitation described in the definition of Pre-Closing Taxes).

Section 3.04        Additional Payments. If, for any Post-Closing Taxable Year following any Subsequent Acquisition, the aggregate amount of Realized Tax Benefits otherwise payable in respect of such Post-Closing Taxable Year is less than it would have been but for the use of Subsequent Acquisition Tax Benefits, as reasonably determined by the Board (with any dispute over the Board’s determination being resolved by the Expert pursuant to the Reconciliation Procedures) or there is an unpaid TRA Limitation Carryforward from any prior Post-Closing Taxable Year, then PubCo shall make an additional Tax Benefit Payment to Stockholders’ Representative with respect to each such Post-Closing Taxable Year, in accordance with the procedures in Articles II and III, in an amount equal to the lesser of (x) the sum of (A) the amount, if any, by which the aggregate amount of Realized Tax Benefits would have been higher but for the use of Subsequent Acquisition Tax Benefits as so reasonably determined by the Board (with any dispute over the Board’s determination being resolved by the Expert pursuant to the Reconciliation Procedures), plus (B) any TRA Limitation Carryforward from the prior Post-Closing Taxable Year and (y) $13.2 million, less the Tax Benefit Payments determined in accordance with Sections 3.01, 3.02 and 3.03 to be made without regard to this Section 3.04 for the calendar year within which such Post-Closing Taxable Year ended; provided, that the amount in this clause (y) shall not be less than zero (any such additional Tax Benefit Payment, an “Additional Payment”).

Section 3.05        Tax Treatment. PubCo, on the one hand, and the Stockholders’ Representative and the Sellers, on the other hand, hereby agree to treat any payments made under this Agreement as additional consideration for the equity interests in the Company for all applicable Tax purposes, except to the extent any such payments are required to be treated as imputed interest for Tax purposes.

Section 3.06        Straddle Periods. In the case of a Taxable Year or other taxable period that begins on or before the Merger Closing Date and ends after the Merger Closing Date, the Income Taxes allocable to the Pre-Closing Tax Period shall be determined based on a deemed closing of the books at the end of the Merger Closing Date.

Section 3.07        Excess AMT Credits. If the Tax Group would owe U.S. federal income taxes for any Post-Closing Taxable Year but for the availability of the Excess AMT Credits, PubCo shall pay to the Stockholders’ Representative an amount equal to seventy-five percent (75%) of the reduction in the Tax Group’s U.S. federal income tax liability attributable to the use of the Excess AMT Credits, determined on a “with-and-without” basis (an “AMT Credit Payment”); provided, AMT Credit Payments shall not be paid to the extent by which such payments, together with the aggregate amount otherwise payable under this Agreement for all Post-Closing Taxable Years, would exceed the aggregate amount that would have been payable under this Agreement in the absence of Section 3.04 for all Post-Closing Taxable Years. For the avoidance of doubt, for purposes of making the determination in the previous sentence, all other tax items available to the Tax Group, from whatever source derived, shall be deemed to be used prior to the Excess AMT Credits. Subject to the previous sentence, PubCo will use its reasonable best efforts to use the Excess AMT Credits to the greatest extent permitted by applicable law, unless the Board reasonably determines that any such utilization would have an adverse effect on PubCo or any of its Subsidiaries. Notwithstanding anything else in this Section 3.07 to the contrary, the aggregate amount of AMT Credit Payments required to be made by PubCo shall not exceed seventy-five percent (75%) of the amount of the Excess AMT Credits.

Article IV

NO DISPUTES; CONSISTENCY; COOPERATION

Section 4.01        PubCo’s Tax Matters. Except as otherwise provided herein or the Merger Agreement, PubCo shall have full responsibility for, and sole discretion over, all Tax matters concerning PubCo, its Subsidiaries and the Tax Group, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.

Section 4.02       Certain Tax Claims. PubCo will notify the Stockholders’ Representative in writing of the commencement of any contest, audit or other proceeding (a “Tax Claim”) in respect of Pre-Closing Taxes within ten (10) days of receiving written notice of such commencement. If the Tax Claim relates to Pre-Closing Taxes that are reasonably expected to reduce Tax Benefit Payments pursuant to Section 3.03, then the Stockholders’ Representative may, at the expense of the Sellers, participate in the Tax Claim to the extent it relates to such material Pre-Closing Taxes and PubCo shall not be entitled to settle, either administratively or after the commencement of litigation, any such Tax Claim without Stockholders’ Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, if the majority of the exposure in respect of such Tax Claim relates to Pre-Closing Taxes that are reasonably expected to reduce Tax Benefit Payments pursuant to Section 3.03 then upon notice to PubCo, Stockholders’ Representative may assume control of the defense of such Tax Claim, whether such Tax Claim commenced before or commences after the Merger Closing Date and, in such case, PubCo shall be permitted, at its expense, to be present at, and participate in, the defense of any such Tax Claim and the Stockholders’ Representative shall not be entitled to settle, either administratively or after the commencement of litigation, any such Tax Claim without PubCo’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided further, that any dispute with respect to whether the withholding of consent by either party is reasonable shall be resolved by the Expert pursuant to the Reconciliation Procedures.

Section 4.03        Consistency. PubCo, the Stockholders’ Representative and the Sellers agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Company Pre-Closing Tax Attributes, Excess AMT Credits and each Tax Benefit Payment) in a manner consistent with that specified by PubCo in any Schedule required to be provided by or on behalf of PubCo under this Agreement unless otherwise required by a Determination. In the event that the Expert is replaced with another firm acceptable to PubCo and the Stockholders’ Representative pursuant to Section 5.02 of this Agreement, such replacement Expert shall be required to perform its services under this Agreement using procedures and methodologies consistent with those utilized by the previous Expert, unless such procedures and methodologies are inconsistent with the terms of this Agreement, otherwise required by law, or PubCo and the Stockholders’ Representative agree to the use of other procedures and methodologies.

Section 4.04        Cooperation. Each of PubCo and the Stockholders’ Representative and Sellers shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making, reviewing or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself and its representatives available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable documented third-party out-of-pocket costs and expenses incurred pursuant to this Section 4.04.

Article V

MISCELLANEOUS

Section 5.01        Incorporation by Reference. Sections 9.2, 9.3, 9.4, 9.6, 9.7, 9.9, 9.11 and 9.12 of the Merger Agreement shall be incorporated by reference herein, and shall apply to this Agreement, mutatis mutandis.

Section 5.02        Reconciliation. In the event that PubCo and the Stockholders’ Representative are unable to resolve a disagreement with respect to the matters governed by Sections 2.03, 3.01, 3.02, 3.03, 3.04, 3.07, with respect to whether the withholding of consent pursuant to Section 4.02 is reasonable and with respect to determining the amount of or any calculation relating to the Hypothetical Tax Liability, the Realized Tax Benefit, the Company Pre-Closing Tax Attributes, Excess AMT Credits or the Subsequent Acquisition Tax Benefits hereunder (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm, and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with PubCo or the Stockholders’ Representative or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be selected according to the procedures set forth in Section 2.12(d) of the Merger Agreement applied mutatis mutandis and the Expert shall be subject to replacement by mutual agreement of PubCo and the Stockholders’ Representative. The Expert shall resolve any matter within fifteen (15) days or as soon thereafter as is reasonably practicable, in each case, after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any Tax Return reflecting the subject of a disagreement is due, such Tax Return may be filed as prepared by PubCo. To the extent necessary to reflect the determination of the Expert, PubCo shall amend any previously filed Tax Return. With respect to any Reconciliation Disputes submitted to the Expert, PubCo shall be the prevailing party in such proceeding if a majority of the amounts in dispute are decided by the Expert in favor of PubCo, and the Stockholders’ Representative shall be the prevailing party if a majority of the amounts in dispute are decided by the Expert in favor of the Stockholders’ Representative (e.g., if there are $200,000 of disputed amounts and the Expert determines that PubCo’s claims prevail with respect to $125,000 and the Stockholders’ Representative’s claims prevail with respect to $75,000, then PubCo would be the prevailing party). The costs and expenses relating to the engagement of such Expert shall be borne in full by, (i) if the prevailing party is PubCo, the Sellers, or (ii) if the prevailing party is the Stockholders’ Representative, PubCo. If neither party is the prevailing party (e.g., the Expert determines that PubCo’s claims prevail with respect to 50% of the amounts in dispute and the Stockholders’ Representative’s claims prevail with respect to 50% of the amounts in dispute), the costs and expenses relating to the engagement of such Expert shall be borne 50% by PubCo and 50% by the Sellers. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 5.02 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 5.02 shall be binding on PubCo, the Stockholders’ Representative and the Sellers and may be entered and enforced in any court having jurisdiction.

Section 5.03        Withholding. PubCo (or its applicable withholding agent) shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as PubCo is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by PubCo (or its applicable withholding agent), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholders’ Representative and the Sellers. Each Seller shall provide PubCo (or its applicable withholding agent) with any tax forms (including an IRS Form W-9 or an applicable IRS Form W-8, as applicable) and other related information necessary to enable PubCo (or its applicable withholding agent) to determine whether any withholding is required under applicable law and to comply with any applicable reporting requirements.

Section 5.04        Interest and Expenses. The amount of all or any portion of any Tax Benefit Payment, Additional Payment, or any other payment required to be made by PubCo under this Agreement following a Reconciliation Dispute with respect to which the Stockholders’ Representative is the prevailing party shall be payable, together with interest thereon (computed at a rate per annum of LIBOR plus 100 basis points) commencing from the date on which such Tax Benefit Payment, Additional Payment, or other payment under this Agreement would have originally been due and payable in the absence of such Reconciliation Dispute. In the event of any litigation relating to this Agreement, the prevailing party in any such litigation shall be entitled to recover from the other party the reasonable legal fees and expenses such prevailing party has incurred in connection with such litigation.

Section 5.05        Termination. This Agreement shall terminate at the time that all Tax Benefit Payments have been made to the Stockholders’ Representative under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, PubCo and the Stockholders’ Representative, on behalf of the Sellers, and the Majority Stockholder have duly executed this Agreement as of the date first written above.

THE SIMPLY GOOD FOODS COMPANY

By:	/s/ David West
Name: David West Title: President

ROARK CAPITAL ACQUISITION, LLC, solely in its capacity as the Stockholders’ Representative

By:	/s/ Stephen D. Aronson
Name: Stephen D. Aronson
Title: Authorized Signatory

ATKINS HOLDINGS LLC

By:	/s/ Stephen D. Aronson
Name: Stephen D. Aronson
Title: Authorized Signatory

Signature Page to Income Tax Receivable Agreement